Exhibit 99.1
Press Release
Pinnacle Gas Resources and Quest Resource Terminate Proposed Merger Agreement
SHERIDAN, Wyo., May 19 /PRNewswire-FirstCall/ — Pinnacle Gas Resources, Inc. (Nasdaq: PINN) (“Pinnacle”) was notified on May 16, 2008 that Quest Resource Corporation (Nasdaq: QRCP) terminated the merger agreement between Pinnacle and Quest. Pursuant to the terms of the merger agreement, either party had the right to terminate the merger agreement if terms and conditions of the proposed merger were not agreed to and completed by May 16, 2008.
Peter G. Schoonmaker, President and Chief Executive Officer of Pinnacle said: “We remain focused on executing our development plan. We are operationally on track with wells drilled, well connections and pipeline infrastructure build-out for the year. We are realizing higher year-over-year commodity prices for our daily production in our three main project areas — Montana, Cabin Creek, and Recluse. We’re off to an excellent start and look forward to setting new company milestones in 2008.”
About Pinnacle Gas Resources
Pinnacle Gas Resources, Inc. is an independent energy company engaged in the acquisition, exploration and development of domestic onshore natural gas reserves, primarily located in the Rocky Mountain region.
Forward-looking Statements
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. Pinnacle Gas Resources undertakes no duty to update or revise these forward-looking statements.
SOURCE Pinnacle Gas Resources, Inc.
05/19/2008
CONTACT: Ronald Barnes, Chief Financial Officer of Pinnacle Gas
Resources, Inc., +1-307-673-9710